EXHIBIT 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is entered into by and between Robert Foster (“RF”) an individual, and Southern California Edison Company (“SCE”), a California corporation, as of this 25th day of August, 2005.

In consideration of the covenants undertaken and the releases contained in this Agreement and of RF’s valued service to SCE, RF and SCE agree as follows:

1. RF hereby irrevocably (1) resigns as President of SCE as of the close of business on September 30, 2005, and (2) effective December 31, 2005 (“Retirement Date”), retires as an employee of SCE and from any other office or position that RF may hold with SCE or any of its affiliates. For the period of RF’s employment by SCE after September 30, 2005 and on or before the Retirement Date, RF shall serve in a senior advisory capacity to the Chief Executive Officer of SCE and to the Chairman of the Board of SCE and, for such period of time, shall be entitled to the same level of compensation and benefits as he would otherwise have been entitled to had he continued as the President of SCE through the Retirement Date (but subject to any modification of such compensation and benefits provided for in this Agreement). Except as otherwise provided in this Agreement, all benefits and perquisites of employment shall cease as of the Retirement Date. The parties further agree that RF waives any right or claim to reinstatement as an employee and agrees not to seek future employment with SCE or any of its affiliates. On the Retirement Date, RF shall execute and deliver to SCE (1) a letter substantially in the form attached hereto as Attachment A and (2) a Supplemental Release Agreement (“Supplemental Release”) in substantially the form attached hereto as Attachment B. RF’s accrued and unpaid vacation with SCE shall be paid to him upon his Retirement Date. SCE shall, on or about October 1, 2005, make a payment of $160,000, subject to tax withholding and other authorized deductions, to RF.

2. RF’s bonus percentage for 2005 (to be applied to his final salary used for this purpose) will be equal to 65 percent multiplied by the average percentage of target for bonuses actually paid to other SCE officers for 2005 at a level of Senior Vice President or above (e.g., if the average bonus percentage paid to other SCE Senior Vice Presidents and above is 120 percent of their respective target percentages, RF’s bonus percentage would be 1.20 multiplied by 65 percent = 78 percent). The bonus will be paid to RF on the same date as other SCE executives are paid their bonuses for 2005. RF’s deferral election previously made under the Edison International Executive Deferred Compensation Plan (“DCP”) with respect to such bonus is null and void.

3. RF has been awarded long-term incentive awards under the Edison International (“EIX”) Equity Compensation Plan or predecessor plans. The outstanding long-term awards will vest and become exercisable or payable according to their respective award terms, except as such terms are modified in accordance with the following provisions of this Section 3 and in accordance with Section 14.

(a) The stock options to acquire EIX common stock granted to RF on May 30, 2002 and January 2, 2003 shall, to the extent then outstanding and not theretofore fully vested and exercisable, become fully vested on the Retirement Date and shall be fully exercisable on the first business day in January 2006.

(b) The stock options to acquire EIX common stock granted to RF on January 2, 2004 and January 3, 2005 shall, to the extent then outstanding and not theretofore fully vested and exercisable, become fully vested on the Retirement Date and shall, subject to acceleration pursuant to Section 14(b), become exercisable on the dates and as to the number of shares that the options would have become exercisable had RF remained in the employ of SCE through the scheduled vesting term of such options.

(c) All of RF’s Stock Option Retention Exchange Offer deferred stock units will be paid in accordance with their terms and RF’s existing election.

(d) RF’s dividend equivalents related to EIX stock options will be paid in accordance with the payment rules otherwise applicable to such dividend equivalents, except that RF’s deferral elections with respect to any such dividend equivalents otherwise credited or payable after December 31, 2005 will be null and void.

(e) EIX performance shares granted to RF in 2003, 2004 and 2005 will vest and be paid out in accordance with the terms of each award, except that payout of the 2004 and 2005 performance shares may be accelerated, the performance measurement period truncated, and the value determined pursuant to Section 14(c).

4. RF and SCE expressly agree that, except to the extent this Agreement imposes obligations upon the parties, this Agreement will never, at any time, for any purpose whatsoever, be considered as an admission of liability or responsibility of the parties or either of them. Moreover, neither this Agreement nor anything in this Agreement will be construed to be nor will be admissible in any proceeding as evidence of or an admission by SCE or any of its affiliates of any violation of its or their policies or procedures, or of state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the terms of this Agreement.

5. SCE may withhold from any compensation or benefits payable under this Agreement all federal, state and other taxes as may be required pursuant to any law or governmental regulation or ruling. RF agrees that he will be exclusively liable for the payment of all federal and state taxes that may be due from him as the result of the consideration received from SCE herein.

6. Simultaneously with the execution of this Agreement, RF and SCE will enter into and execute a Consulting Agreement (the “Consulting Agreement”) in the form attached hereto as Attachment C. Notwithstanding anything else contained herein or in the Consulting Agreement to the contrary, the effectiveness of the Consulting Agreement is subject to the following conditions precedent: (1) RF must actually retire as an employee and from any other office or position with SCE on the Retirement Date and deliver the letter and Supplemental Release contemplated by Section 1, and (2) RF must not revoke or otherwise render invalid the release contemplated by this Agreement or the release contained in the Supplemental Release.

7. This Agreement will be administered by SCE, which will have the general responsibility of reasonably interpreting its terms.

8. This Agreement will be binding upon and shall inure to the benefit of any successor in interest of SCE. Neither this Agreement nor any right or interest hereunder will be assignable by RF without SCE’s prior written consent. Nothing herein will restrict RF’s right to designate beneficiaries under any of the plans in which he is a participant, provided such designations are not prohibited by the applicable plan documents and are otherwise lawful, or to transfer rights to income to any trust or other entity which he may establish for estate planning purposes. Except as required by law, no right to receive payments under this Agreement will be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt to effect such action will be null, void and of no effect.

9. No provision of this Agreement may be amended, modified, or waived except by written agreement signed by the parties hereto.

10. RF acknowledges and understands that the confidentiality of this Agreement is of the utmost concern to SCE and that this Agreement would not have been entered into by SCE without his promise to keep such matter confidential. Accordingly, RF agrees that, until the Agreement is publicly disclosed by SCE to comply with legal requirements (including applicable disclosure requirements of the Securities and Exchange Commission or other regulatory agencies), he will keep the terms and conditions of this Agreement and the Agreement document itself confidential and he will not disclose them to any other person, other than his wife, immediate family members, legal advisors and/or other professional advisors, who will also be advised of its confidentiality and who will agree to be bound by this confidentiality agreement.

11. RF acknowledges and understands that SCE would not enter into this Agreement without its serving as the means to compromise, resolve, settle, and terminate any dispute or claim that may exist between them with respect to RF’s employment with SCE and his retirement therefrom. As part of RF’s consideration under this Agreement, and as a condition precedent to the additional payments and benefits he will be entitled to receive pursuant to the Agreement and the Consulting Agreement, RF agrees as follows:

(a) Except for obligations granted by or arising out of this Agreement or the Consulting Agreement, and except for those employment-related benefits that RF is entitled to receive or retain as outlined on Attachment D, RF, on his own behalf, and on the behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, as such, does hereby covenant not to sue and acknowledges complete satisfaction of and hereby fully releases, absolves and discharges SCE, and each of its successors, assigns, subsidiaries, divisions and affiliated entities, past and present (including without limitation Edison International and its affiliates), and its and their trustees, directors, officers, shareholders, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, as such (hereinafter collectively referred to as “Releasees”) with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorney’s fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, known or unknown, suspected or unsuspected, without any exception whatsoever, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement in any way concerning the events and/or circumstances surrounding RF’s employment with SCE or separation or retirement therefrom including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability.

(b) It is the intention of RF in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, RF hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(c) RF expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising from the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. RF further acknowledges and agrees that:

(1) In return for executing this Agreement, he will receive compensation beyond that which he was already entitled to receive before entering into this Agreement;

(2) He is hereby advised in writing to consult with an attorney before signing this Agreement; and

(3) He was given a copy of this Agreement on August 24, 2005, and informed that he had 21 days within which to consider the Agreement (and has executed the Endorsement attached hereto as Attachment E in acknowledgement of that fact) and voluntarily executed this Agreement before expiration of that 21-day period; and he was informed that he had seven days following the date of execution of this Agreement in which to revoke it. This Agreement and its attachments will be null and void if RF revokes this Agreement within such revocation period. Any revocation must be in writing and must be received by SCE during the prescribed revocation period. In the event that RF exercises his right of revocation, neither RF nor SCE will have any obligations under this Agreement or any of its attachments.

(d) RF warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold SCE and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

12. SCE shall deliver to RF upon or promptly following the Retirement Date an annuity contract providing for payment by a third-party financial institution to RF of one hundred and eighty (180) monthly payments commencing as soon as administratively practical after January 2006, with the value of each monthly payment equal to the after-tax value of the monthly DCP benefit RF would have received had his accrued DCP benefit as of the Retirement Date been paid in an equal number of monthly installments over the same period as such monthly annuity payments and assuming that (1) the accrued and unpaid DCP balance would earn interest on and after the Retirement Date at an annual rate of 7.6%, compounded annually until paid and (2) DCP benefits would be taxed at an aggregate rate of 44.3%. RF may notify EIX before the Retirement Date that he elects an alternative form of annuity with monthly payments commencing at some later specified date (with the new payment schedule to be specified by RF in such notice). In the event that RF chooses such a deferred annuity, SCE shall deliver to RF upon or promptly following the Retirement Date (in lieu of the annuity contract contemplated by the first sentence of this Section 12) a deferred annuity contract with substantially the payment schedule specified by RF in his notice and with the amount of the benefit payments adjusted such that the premium cost of such deferred annuity contract to SCE is equal to the premium cost of the annuity contract otherwise provided for in the first sentence of this Section 12. SCE shall make a supplemental payment to RF upon or promptly following the Retirement Date, from which shall be deducted all required tax withholding on the amount of such supplemental payment and on the value of the annuity contract delivered as contemplated by the preceding provisions of this Section 12. The amount of such supplemental payment (before tax withholding) will equal the amount of such required withholding. Accordingly, it is expected that there would be no net after-tax withholding amount to actually remit to RF with respect to such supplemental payment. RF agrees that the annuity contract and supplemental payment contemplated by the preceding provisions of this Section 12 shall be in complete satisfaction of, without limitation, any and all rights and benefits that he has under and with respect to the DCP. RF shall not hereafter make or change any DCP election.

13. The estimated amount of RF’s benefit under the Southern California Edison Company Executive Retirement Plan (“ERP”) shall be paid to RF in a single lump sum payment (currently estimated at approximately $3,504,367, subject to tax withholding and other authorized deductions) on or promptly after the Retirement Date. In accordance with usual company practices, the exact amount of RF’s benefit under the ERP will be calculated after the Retirement Date and before March 31, 2006, and any such benefit in excess of the amount of the estimate initially paid to RF shall be paid on or before March 31, 2006. RF shall not hereafter make or change any ERP election.

14. In the event that RF contemplates taking a position in a federal, state or municipal government body, RF shall provide SCE with written notice thereof. Such notice shall contain a detailed description of the position to be sought and the date on which RF would take such position (if elected or appointed, as the case may be). RF shall keep SCE apprised of RF’s pursuit of any such position. The date that RF would actually take such position in a federal, state or municipal government body is referred to as the “Governmental Service Date.” RF must provide the notice contemplated by the first sentence of this Section 14 to SCE at least sixty (60) days in advance of the Governmental Service Date as to any elective position and, as to any other position, at least thirty (30) days in advance of the Governmental Service Date. RF agrees to not accept any position that would cause the Governmental Service Date to be a date earlier than June 1, 2006. RF will cooperate with SCE, EIX and each of their respective affiliates in taking any and all actions as SCE or EIX may reasonably determine to be necessary or advisable in order to comply with any applicable conflict of interest laws, regulations, rules and guidelines for such position or to otherwise avoid any actual or perceived conflict of interest or potential therefor in light of such position. Without limiting the generality of the preceding sentence, in the event that RF notifies SCE that he contemplates taking a position that SCE or EIX reasonably determines may result in actual or perceived conflict of interest or potential therefor (under applicable conflict of interest laws, regulations, rules and guidelines for such position or otherwise), the following provisions of this Section 14 shall apply:

(a) If the Governmental Service Date is expected to occur in 2006, SCE shall make a lump sum payment to RF prior to the Governmental Service Date equal to $268,100, subject to tax withholding and other authorized deductions. If the Governmental Service Date is expected to occur after 2006, the parties shall in good faith negotiate the amount of such payment to be made prior to the Governmental Service Date based on the same calculation methodology used for purposes of calculating the amount of the payment referred to in the preceding sentence (but with such changes as may be appropriate to account for changed interest rates, the fact that the payment will be made in a later year, and similar changes in circumstances). The payment referred to above in this clause (a) shall be in full satisfaction of any and all rights that RF may have to benefits and continued participation in and under each of the following on and after the date that such payment is made to RF:

Estate and Financial Planning

Retiree Health Care under Edison International Welfare Benefit Plan Number One (medical, dental, and vision coverages)

Electric Service Discount

Retiree Life Insurance under Edison International Welfare Benefit Plan Number One (employee life insurance coverage)

From and after the date of such payment, RF will not enroll in or otherwise have any right to any benefit under any such program.

(b) Any stock options to acquire EIX common stock granted to RF shall (i) to the extent outstanding and not otherwise exercisable, become fully exercisable on the date that SCE or EIX reasonably determines there to be an actual or perceived conflict of interest or potential therefore, and (ii) to the extent outstanding on the day preceding the expected Governmental Service Date and not theretofore exercised, terminate on the day preceding the expected Governmental Service Date.

(c) RF’s then outstanding and vested EIX performance share awards and related dividend equivalents shall be paid out prior to the expected Governmental Service Date. The performance measurement period shall be truncated for such payout of performance shares and related dividend equivalents. The truncated performance measurement period shall end as of the end of the last calendar quarter before the date that RF provides the notice contemplated by the first sentence of this Section 14 and performance shall be measured based on actual performance for that truncated period. For the 2005 performance share grant and the retained portion of the 2004 performance share grant and dividend equivalents related to each, the multiple determined by the relative total shareholder return measure for the truncated measurement period shall be applied to that portion of the target number of shares subject to the grant that corresponds to the number of quarters in the truncated measurement period for that grant divided by twelve (the number of quarters in the non-truncated three-year measurement period). The remaining 2005 performance shares and related dividend equivalents will be paid out at the lesser of the multiple determined by the measurement or 1 times target. The value of each performance share paid in cash will be equal to the average of the high and low sales prices per share of EIX Common Stock on the New York Stock Exchange for the last day of the truncated performance measurement period.

(d) Any then-accrued but unpaid dividend equivalents related to RF’s EIX stock options shall be paid prior to the Governmental Service Date.

15. RF shall timely elect (to the extent that he has not already done so) a lump sum payment (to be made upon or promptly after the Retirement Date in accordance with the provisions of the applicable plan) of RF’s benefits under the SCE Retirement Plan and under the Edison 401(k) Savings Plan. Once made, RF shall not change any such lump sum payment election.

16. RF hereby withdraws from the SCE Comprehensive Disability Plan (“CDP”) effective as of the end of the coverage period currently in effect (on or about the first day of the first payroll period in October 2005) and waives CDP coverage thereafter. For the balance of his period of employment with SCE after the date his CDP coverage terminates, RF will be enrolled in the California SDI program, and his participation in the SCE Executive Disability and Survivor Benefit Program shall continue for such period of SDI coverage and RF shall be eligible for SCE Executive Disability supplementation of any SDI payments during such period such that he will remain at full pay for any sick time during such period. RF hereby waives any right that he has with respect to his accrued but untaken sick time as of the time his participation in the CDP terminates and agrees that no additional sick time shall accrue after such time.

17. This Agreement will be deemed to have been entered into in the State of California and all questions concerning its validity, interpretation or performance of any of its terms or provisions, or of any rights or obligations of the parties hereto, will be governed and resolved in accordance with the laws of the State of California. Furthermore, no provision of this Agreement or any of its attachments is to be interpreted for or against either party because that party, or his legal representative, drafted such provision.

18. RF represents and agrees that he has carefully read and understands this Agreement, and agrees that neither SCE nor any officer, agent, or employee of SCE or any of its affiliates has made any representations other than those contained herein. Further, RF and SCE expressly agree that they have entered into this Agreement freely and voluntarily and without pressure or coercion from the other or from their respective officers, agents, employees, or anyone else acting on their behalf. RF further expressly agrees that prior to the execution of this Agreement, he was advised to seek independent legal advice concerning the terms, conditions and effect of this Agreement.

19. RF and SCE represent and agree that this Agreement (including the attachments hereto which are incorporated herein by this reference) contains the entire agreement and understanding between the parties hereto concerning RF’s employment with and retirement from SCE, and other subject matters addressed herein. RF and SCE further represent and agree that the Agreement supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof and that the Agreement constitutes an integrated agreement, the terms of which are contractual in nature and not a mere recital.

20. If any provision of this Agreement or the application thereof is held invalid, the invalidity will not affect the other provisions or applications, and to this extent, the provisions of this Agreement are declared to be severable.

21. This Agreement may be executed in counterparts and each counterpart, when executed, will have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the original for any purpose.

22. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

23. Any dispute or controversy between RF, on the one hand, and SCE (or any other Releasee), on the other hand, in any way arising out of, related to, or connected with this Agreement, the Consulting Agreement, or the subject matter hereof or thereof, or arising out of or related to any other dispute between RF and SCE or any other Releasee, now or in the future, shall be resolved through final and binding arbitration in Los Angeles, California, in accordance with the Rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, AAA shall then provide the names of nine available arbitrators experienced in business employment matters along with their resumes and fee schedule. SCE and RF may strike all names on the list either deems unacceptable. If more than one name remains on the list acceptable to both SCE and RF, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no name remains on the list acceptable to both SCE and RF, AAA shall furnish an additional list or lists until an arbitrator is selected. Final resolution of any dispute through arbitration may include any remedy or relief that the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with the matters referenced in the first sentence of this Section 23. The parties agree that SCE shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. Otherwise, the prevailing party will recover against the other party reasonable attorneys’ fees, expenses and costs incurred in connection with such proceedings.

[The remainder of this page has intentionally been left blank.]

IN WITNESS THEREOF, SCE has caused this Agreement to be executed by its duly authorized officer and RF has hereunto set his hand on the date first indicated above at Rosemead, California.

Robert Foster	Southern California Edison

By

Title

SPOUSE’S STATEMENT

I have carefully read the foregoing Agreement and I know and fully understand the terms and content thereof. I understand that California is a community property state, and to the extent I now or in the future may have any right, title or interest in anything released, bargained for, received, or agreed to in the Agreement, I                      hereby expressly agree to be completely bound by all provisions of the Agreement. I have signed this statement as my own free act.

__________________________

Dated: August 25, 2005 at                     , California.

WITNESSED BY:

Dated:                     , 2005

///

Attachment A

August 25, 2005

Southern California Edison Company

2244 Walnut Grove Avenue

Rosemead, California 91770

ATTENTION: Corporate Secretary

Ladies and Gentlemen:

This is to advise you that (1) I hereby irrevocably and voluntarily resign as President of Southern California Edison Company (“SCE”) effective as of the close of business on September 30, 2005, and (2) effective December 31, 2005, I hereby irrevocably and voluntarily elect to retire as an employee of SCE and from all other officer, director and/or other positions held with SCE and any of its affiliates.

Subsequent to my retirement as an employee of SCE, I will not seek reemployment with SCE or any of its other affiliates.

Sincerely,

Robert Foster

AGREED TO AND ACCEPTED BY:

Date: August 25, 2005

Attachment B

SUPPLEMENTAL RELEASE AGREEMENT

Robert Foster (“RF”) an individual, and Southern California Edison Company (“SCE”), a corporation, entered into that certain Retirement Agreement dated as of August 25, 2005 (the “Retirement Agreement”). Capitalized terms used in this Supplemental Release Agreement are used as defined in the Retirement Agreement if not otherwise defined herein.

Except for obligations granted by or arising out of the Retirement Agreement or the Consulting Agreement, and except for those employment-related benefits that RF is entitled to receive or retain as outlined on Attachment B to the Retirement Agreement, RF, on his own behalf, and on the behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, as such, does hereby covenant not to sue and acknowledges complete satisfaction of and hereby fully releases, absolves and discharges SCE, and each of its successors, assigns, subsidiaries, divisions and affiliated entities, past and present (including without limitation Edison International and its affiliates), and its and their trustees, directors, officers, shareholders, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, as such (hereinafter collectively referred to as “Releasees”) with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, known or unknown, suspected or unsuspected, without any exception whatsoever, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Supplemental Release Agreement or in any way concerning the events and/or circumstances surrounding RF’s employment with SCE or separation or retirement therefrom including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability.

It is the intention of RF in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, RF hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Supplemental Release Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

RF acknowledges that he may hereafter discover claims or facts in addition to or different from those which RF now knows or believes to exist with respect to the subject matter of this Supplemental Release Agreement and which, if known or suspected at the time of executing this Supplemental Release Agreement, may have materially affected this settlement. Nevertheless, RF hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. RF acknowledges that he understands the significance and consequences of such release and such specific waiver of SECTION 1542.

I have read the foregoing Supplemental Release Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 31st day of December 2005, at Rosemead, California.

Robert Foster

Attachment C

CONSULTING AGREEMENT

Attachment D

OUTLINE OF BENEFITS TO BE RECEIVED OR RETAINED BY RF UPON TERMINATION

Subject to Sections 12 through 16 of the Agreement, RF will continue to have the right to his benefits (to the extent earned and accrued on or prior to the Retirement Date) under the following plans and programs in accordance with and as specified under the terms of SCE’s applicable respective policies and employee and executive retirement, welfare, and fringe benefit plans, relating thereto:

Edison 401(k) Savings Plan

SCE Retirement Plan

Estate and Financial Planning

Retiree Health Care under Edison International Welfare Benefit Plan Number One (medical, dental, and vision coverages)

Electric Service Discount

Retiree Life Insurance under Edison International Welfare Benefit Plan Number One (employee life insurance coverage)

Attachment E

ENDORSEMENT

I, Robert Foster, hereby acknowledge that I was given 21 days to consider the foregoing Retirement Agreement and voluntarily chose to sign the Retirement Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the state of California, that the foregoing is true and correct.

EXECUTED this 25th day of August 2005, at Rosemead, California.

Robert Foster